EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong Earnings Performance

LAREDO, Texas—(BUSINESS WIRE)—August 5, 2010—International Bancshares Corporation (NASDAQ: IBOC), one of the largest independent bank holding companies in Texas, today reported net income of $34.0 million for the three months ended June 30, 2010, an increase of 9.3 percent as compared to $31.1 million for the same period in 2009, prior to amounts related to participation in the TARP program, including preferred stock dividends and amounts related to the Warrants.  After these amounts, net income for the second quarter of 2010 applicable to common shareholders was $30.7 million, or $.45 diluted earnings per common share and $.45 basic earnings per common share, as compared to $27.9 million or $.41 diluted earnings per common share and $.41 basic earnings per common share for the same period in 2009, representing an increase of 9.8 percent in diluted earnings per common share and an increase of 10.0 percent in net income.  After the TARP program amounts, net income for the six months ended June 30, 2010 applicable to common shareholders was $59.5 million, or $.87 diluted earnings per common share and $.87 basic earnings per common share, as compared to $62.2 million or $.91 diluted earnings per common share and $.91 basic earnings per common share for the same period of 2009, representing a decrease of 4.4 percent in diluted earnings per common share and a decrease of 4.3 percent in net income available to common shareholders.

Net income for the six months ended June 30, 2010 and June 30, 2009 were positively affected by gains from the sale of investment securities totaling $20.0 million and $7.6 million, net of tax, respectively.  The sales of the securities were to facilitate a re-positioning of the Company’s investment portfolio. Additionally, net income for the first six months ended 2010 were affected by a decrease in the Company’s provision for probable loan losses as compared to the provision for probable loan losses for the corresponding six month period in 2009.   Net income was negatively affected for the six months ended 2010 because of a $14.2 million, after tax, reserve created from a dispute related to certain tax matters that were inherited by the Company in its 2004 acquisition of Local Financial Corporation (LFIN).  Other than the $14.2, after tax, charge inherited by Company, the Company does not have any other LFIN disputes regarding tax refunds in connection with the acquisition.  As of June 30, 2010, the Company has determined that the reserve currently established for this matter is still appropriate.  During the first six months of 2009, the Company was negatively impacted by an industry-wide FDIC special assessment, resulting in a charge to earnings of $3.3 million, after tax

“I’m extremely pleased with the second quarter results and the Company’s performance for the first six months especially in light of the difficult economic environment. We are confident in the strength of our balance sheet and the quality of our loan portfolio.  We are pleased that the economies of Texas and Oklahoma continue to perform better than the national economy during this weakened economic environment and we are continuing to see improvements in the Texas and Oklahoma markets compared to earlier in this recessionary period,” said Mr. Nixon, President and CEO.

“Additionally, our securities portfolio has benefited from the Federal Reserve Board and US Treasury continued actions in the bond markets during the first and second quarters, which kept interest rates down and bond prices up. The gain in the securities portfolio is at record levels,” further commented Mr. Nixon. During the first and second quarters, the increase in shareholders’ equity further strengthened the Company’s strong capital ratios.  Mr. Nixon commented that “the Company continues to seek out qualified borrowers and is actively lending and investing.  We are committed to serving the needs of our customers as well as enhancing our shareholder value.”

Total assets at June 30, 2010 were $11.3 billion compared to $11.8 billion at December 31, 2009.  Total net loans were $5.4 billion at June 30, 2010 compared to $5.6 billion at December 31, 2009. Deposits were $7.5 billion at June 30, 2010 and $7.2 billion at December 31, 2009.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 279 facilities and more than 435 ATMs serving 105 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml